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FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Combination of International Paper and DS Smith

Company Participants

•	Andy Silvernail, Chief Executive Officer Elect

•	Mark Nellessen, Vice President, Investor Relations

•	Mark Stephan Sutton, Chairman and Chief Executive Officer

•	Tim S. Nicholls, Chief Financial Officer

Other Participants

•	Analyst

•	Brian Morgan, RMB Morgan Stanley

•	Charlie Muir-Sands, Exane BNP Paribas

•	Cole Hathorn, Jefferies

•	Gaurav Jain, Barclays

•	James Twyman, Prescient

•	Mark Weintraub, Seaport Research Partners

•	Michael Roxland, Truist Securities

•	Philip Ng, Jefferies

Presentation

Operator

Good morning and thank you for standing by. Welcome to today’s webcast discussing the Combination of International Paper and DS Smith. All lines have been placed on mute to prevent background noise. After the speakers’ remarks, you will have an opportunity to ask questions. (Operator Instructions).

It is now my pleasure to turn the call over to Mark Nellessen, Vice President, Investor Relations. Sir, the floor is yours.

Mark Nellessen {BIO 22808559 <GO>}

Thank you, Greg. Welcome and thank you for joining today’s call to discuss our announcement that we have reached an agreement on the terms of a recommended offer to acquire DS Smith. In a moment, we will provide prepared remarks with a question-and-answer session to follow and we will reference certain slides during today’s discussion. Investor presentation outlining the compelling rationale behind the combination has been posted to the Investor Relations section of our website. In addition, a replay of today’s call will be available on our website beginning at 10 AM Central Time.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Now turning to Slide 2. The purpose of this call is to discuss the acquisition announcement. Therefore, we do request that any questions be limited to those relating to this announcement. I would also like to remind everyone that statements of our expectations, plans, estimates and beliefs regarding future performance and events related to the combination constitute forward-looking statements. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. Information regarding these risks and uncertainties is contained in the company’s periodic filings with the Securities and Exchange Commission. Turning to Slide 3, we will begin our presentation. With me today are Mark Sutton, Chairman and CEO; Andy Silvernail, CEO-Elect; and Tim Nicholls, Chief Financial Officer.

With that, I’ll turn the call over to Mark.

Mark Stephan Sutton {BIO 15908216 <GO>}

Thank you, Mark, and good morning and good afternoon to everyone and thank you for joining us on such short notice. I’ll start my remarks on Slide 4. We are pleased to share with you that the Boards of Directors of International Paper and DS Smith have reached an agreement to combine our two companies. We believe this is a highly complementary combination that will create significant value and a truly global leader in sustainable packaging solutions with enhanced opportunities for all stakeholders of International Paper and DS Smith. I’m pleased to have the next CEO of International Paper, Andy Silvernail, on the call with me today to talk about the significant benefits of this combination. He has been working closely with us as a strategic advisor on this opportunity, and personally, I found his significant experience in value creation and his expertise in M&A to be a tremendous benefit during this process.

We believe there are highly compelling strategic and financial benefits from this transaction. First, with this combination, International Paper will have winning positions in the attractive and growing regions of North America and Europe. This is aligned with our strategy to strengthen and profitably grow our packaging business across these regions, which represent the two largest profit pools globally for sustainable packaging. Given the combined capabilities and expertise, we will be better positioned to provide customers with an enhanced portfolio of products and solutions across a broader geographic reach. Second, as I mentioned earlier, we believe this combination will create significant shareholder value. We expect to achieve cash synergies of at least $514 million on a pre-tax basis. This transaction is also expected to be EPS accretive in year one and drive higher margins and financial returns.

In addition, the combined company is projected to have a solid cash flow profile and a strong investment-grade balance sheet, while maintaining our current credit rating and dividend. Finally, both companies have a lot of experience and a solid track record, successfully integrating acquisitions, including several in Europe. We also have shared cultures and similar values, and we plan to retain DS Smith’s London headquarters as IP’s new European headquarters. Turning to Slide 5, you see a

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

summary of the agreed upon terms of the combination. This is an all-share transaction and has an enterprise value of about $9.9 billion after close. And after close, excuse me, DS Smith shareholders will own approximately 33.7% of the combined company and IP shareholders will own approximately 66.3%. We’ll also seek a secondary listing of our shares on the London Stock Exchange to accommodate shareholders. Andy will become CEO and a Director of the combined company, and IP will also benefit from the talent and expertise within DS Smith’s management team.

Miles Roberts, CEO of DS Smith, has built a great company, and he will serve as a valuable advisor through the integration process. Lastly, the transaction is expected to close by the fourth quarter of 2024, subject to shareholder approval. Now turning to Slide 6. Here we show a snapshot of DS Smith’s business and solid financial profile. The company is a leading provider of innovative, sustainable packaging solutions in more than 30 countries with a strong team, a broad set of capabilities and continued investment in its asset base and innovation. It plays a central role in the value chain across sectors, including consumer goods, industrials and e-commerce through deep relationships with an attractive roster of customers. DS Smith is also a sustainability leader, focused on driving the transition to the circular economy with ambitious targets in plastic replacement and reducing greenhouse gas emissions.

Moving on to Slide 7. You can see that DS Smith’s portfolio is concentrated on packaging. The combination will allow us to focus our core business on sustainable packaging in the attractive and growing North American and European regions. The combined company will be a truly global leader of sustainable packaging solutions, with a pro forma packaging portfolio representing 90% of the combined company’s revenue. We will bring together IP and DS Smith’s leading packaging products in complementary geographies. We believe this is a winning combination supported by strong sustainability trends, serving as tailwinds for accelerated growth. As customer demand for sustainable packaging continues to grow, we will be well positioned to capture this increased market opportunity.

And now, I’ll turn the call over to Andy Silvernail who will take over on Slide 8. Andy?

Andy Silvernail {BIO 16629340 <GO>}

Thank you, Mark. I’m looking forward to stepping into the role of CEO in a couple of weeks. I was excited to serve as an advisor on this transaction. I’m fortunate to be joining a strong company, which Mark and team have positioned well during his tenure. It has been great to work with the IP team as we reach agreement with DS Smith. I believe this transaction is a logical next step in IP strategy, building on the progress Mark and team have made. By streamlining the portfolio and strengthening the balance sheet, I believe International Paper is well positioned to invest for profitable growth. First, the company has strategic initiatives already underway across the portfolio, which I believe can create significant value. This includes the box go-to-market strategy in North America and the Global Cellulose Fiber optimization strategy. I’m committed to working with teams across IP to execute these priorities going forward.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

In addition, I also believe a combination with DS Smith offers another catalyst to create significant value for shareholders. It will create a winning position in Europe, the second largest profit pool in packaging with long-term trends of growth. It will also benefit our packaging business in North America by improving box capabilities in the Eastern U.S. region and increasing our integration rate to the most profitable channels to market. And it will leverage IP and DS Smith’s combined market expertise and shared technologies to accelerate innovation and sustainability, while driving commercial and operational excellence across the combined organization. I’m turning here to Slide 9. The combination will create a winning position in Europe by providing customers with a superior suite of products and solutions with greater geographic reach. Customers will also benefit from the market expertise and enhanced capabilities across both companies.

The company also expects to capture significant synergies in Europe, particularly from cost optimization. I also believe there’s considerable opportunity to leverage IP’s manufacturing and technical expertise as well as accelerate innovation across the combined company. I’m now turning to Slide 10. Looking at North America, DS Smith offers an opportunity to enhance IP’s packaging business in the Eastern U.S. and capabilities in customer offerings. In addition, there are opportunities to optimize the combined network of mills, box plants, and supply chain across both geographies. This would allow the integration of approximately 500,000 to 600,000 tons of containerboard from IP’s North American mill system through DS Smith’s European box channel. This would effectively increase the combined integration rate by approximately 90%. In addition to these benefits, the global scale offers significant synergy opportunities for procurement savings and overhead streamlining.

I’m now on Slide 11. Together, the combined companies will have a stronger value proposition for global and regional customers with a more diverse portfolio of products and offerings. This combined market expertise and breadth of resources will accelerate product innovation and create significant value for customers. As we’ve touched on already in this presentation, both companies have a strong commitment to developing innovative sustainability solutions. I believe there is a great opportunity to leverage DS Smith’s capabilities in this area to accelerate growth opportunities across IP’s North American packaging business and I’ll talk more about this on Slide 12. All right, I’m back on Slide 12 now. Here you can see DS Smith has been leading the way in innovation and sustainable solutions, something we’re all very excited about. Together, they are growing with their customers by creating sustainable solutions as an alternative to plastic for a variety of consumer applications.

I believe IP can leverage its capability across North American packaging business to accelerate growth. This is another example of how the combined company can build on each other’s expertise to create values for customers and for shareholders.

With that, let me turn it over to our CFO, Tim Nicholls.

Tim S. Nicholls {BIO 15388740 <GO>}

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Thank you, Andy. Good morning, everyone. I’m on Slide 13 and I’d like to spend a few minutes discussing why we believe this opportunity is financially attractive. We believe the combined group can deliver at least $514 million of pre-tax cash synergies on an annual basis by the end of the fourth year following close. Included in this, we anticipate approximately $474 million of cost synergies per year, primarily driven from operational efficiencies, overhead reduction and procurement savings. As you can see on the slide, the balance comes from CapEx, procurement savings and commercial synergies. And I’d like to emphasize that all synergy targets have been developed based on a bottom-up approach with an action plan for each.

Turning to Slide 14. We expect that approximately 33% of the synergies would be achieved by the end of year one, 66% by the end of year two and 95% by the end of year three, all on a run-rate basis following close. We anticipate total onetime costs of approximately $370 million to achieve these synergies with no significant dissynergies expected. All of this is underpinned by IP and DS Smith’s strong track records of successfully acquiring and integrating businesses, which reinforces our confidence in achieving these targets. In addition to our own review, the synergies were independently validated and sensitized as part of a quantified financial benefit statement as required under Rule 28.1(a) of the UK Takeover Code. The independent accountant’s report by Deloitte LLP can be found on our website.

Turning to Slide 15, we expect the combination of IP and DS Smith to deliver margin expansion and higher financial returns on the business. The combination is also expected to be EPS accretive in year one and the deal ROIC is expected to exceed our weighted average cost of capital by the end of year three. We also expect to maintain a strong balance sheet and a solid cash flow profile. We believe this will support IP’s current credit rating, cash returns to shareowners, including share repurchases and maintaining our current dividend, while providing added flexibility to invest in projects with attractive returns. The chart helps illustrate the impact on key financial metrics from the target synergies by compiling 2023 data for the two companies. More details to come later this summer as we prepare our proxy statement.

And with that, I’ll turn it back over to Mark.

Mark Stephan Sutton {BIO 15908216 <GO>}

Thank you, Tim, and thank you, Andy. I’m going to turn to Slide 16. Today, we have covered several elements that are critical to the successful integration of the two businesses. Some of those are obviously tangible, like synergy targets and headquarters locations. Some are softer, but equally important like the cultural fit of the two organizations and teams. And on that point, I believe the cultures of these two companies are very complementary. We have long admired DS Smith and our work to make this transaction come to fruition has reinforced my respect for the talent of their team. I have to say, this process has made me even more confident that the combination not only makes strategic sense, but will be seamless.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Our two businesses share purpose-driven cultures with a relentless focus on sustainability, profitable growth and finding innovative solutions to meet customer needs. We have strong corporate values that are closely aligned from fostering safe and inclusive working environments to an unwavering commitment to ethics. Both teams have also been through large-scale integrations before and are highly engaged and thrive in environments that give them an increased opportunity to grow and develop, all of which gives me a high degree of confidence in our ability to deliver the synergies and create significant value.

I move to Slide 17 now and I won’t go through all the details on this slide, but this is another good example of how our cultures are aligned. We have a shared commitment to sustainability, which includes our focus on four key areas, healthy and abundant forests and nature, renewable solutions and circularity, sustainable operations and thriving people and communities. As a combined company, we believe we will be in a better position to achieve our sustainability initiatives over the long term. Before moving to Q&A and wrapping up with Slide 18, let me reiterate how energized we are about this opportunity to create a truly global leader in sustainable packaging solutions, with winning positions in North America and in Europe. I want to underscore that this combination would not have been possible without the efforts of our talented team at IP, their hard work has put us in a position to pursue this exciting strategic combination.

I also want to express my gratitude to the DS Smith team for their collaboration in reaching our agreement. We look forward to bringing together our two experienced, talented workforces driven by a shared commitment to customer service, innovation, sustainability, and collaboration. We are confident that bringing together IP and DS Smith will drive significant value and future opportunities for our employees, our customers and our shareholders.

With that, operator, please open the lines for our Q&A session.

Questions And Answers

Operator

(Question And Answer)

Thank you. (Operator Instructions). Your first question comes from the line of Philip Ng from Jefferies. Please go ahead.

Q - Philip Ng {BIO 16900434 <GO>}

Hey, guys. Exciting news today. I’m not an expert on the UK Takeover rule, but Mark, it’d be helpful — Mark and team, it’d be helpful, is this effectively the last and final offer? This is effectively done deal at this point or can the other bidder step in, and is there a break-up fee that you guys have set up for this transaction at this point?

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Mark Stephan Sutton {BIO 15908216 <GO>}

So all the details of the offer are in the 2.7 Announcement, Phil, but what this is called under the UK rules is a firm offer, and typically under the UK rules, there isn’t any firm offer or protection, deal protection. So if you look at the 2.7 Announcement, which I know you haven’t had time to do yet, it kind of covers those types of terms, but this is an offer. The important thing about this offer is it meets the test of the firm offer and it’s been recommended by both Boards of Directors to shareholders.

Q - Philip Ng {BIO 16900434 <GO>}

Okay. But Mondi, in theory, could still come in and offer something higher and DS Smith has the ability to reassess that or - once again, I’m not familiar with how this all works, Mark.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Yes, so part of the rules just would require me not to speculate or comment on that.

Q - Philip Ng {BIO 16900434 <GO>}

Okay. Fair enough. And then from a CapEx intensity of the business and how you guys plan on deploying capital with the combination, I believe DS Smith is going through a CapEx cycle themselves. You guys obviously have a healthy dividend. So kind of help us think through how you plan on deploying capital, whether it’s potentially consolidating Europe more, are you going to be focused more internally? Just help us kind of think through how you want to prioritize capital deployment the next few years?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Hey, Phil, it’s Tim. So I think the first thing to start with is there’s really no change to our capital allocation framework and we’ve had that publicly out there for a number of years now in terms of how we think about where and how to deploy cash. If you look at our practice, we typically say that we’re around depreciation, you can also look at it on a percentage of sales basis and it ebbs and flows based on specific project opportunities. But we feel good about the amount of cash generation from the project, that balance sheet stays strong, dividend, current dividend is maintained, additional cash returns to share owners, and then for attractive projects, we will be investing at a similar rate as we have in the past.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

I think, Phil, the other thing I’ll add to Tim’s comments is we mentioned DS Smith and some type of capital cycle and I’ll just remind you that the large portion of our mill capital investments are behind us on the IP side, and we are focused very, very much on our converting operations in North America. And of course, the investment levels relative to what you spend in large integrated mills is just a different order of magnitude. And so most of the DS Smith asset base in Europe is box plants like we would have here, but also recycled - mostly recycled mills. So we feel like there’s a good complementary balance on the needs of both companies over the next few years from a capital investment standpoint, and we feel really, really good that our mill investment profile and program is largely completed other than normal maintenance.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Q - Philip Ng {BIO 16900434 <GO>}

But Tim, I guess combined company, will your capital intensity step up noticeably above the combined DNA or I want to understand once again, DS Smith’s going through a capital investment cycle. Perhaps it’s not as intensive because it’s on the box side, but is there a good way to think about CapEx as a combined company?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes, I mean of the combined company, I think it’d still be around depreciation, and some years, it might be a little bit more, other years it might be a little bit less, but I don’t think there would be any significant change to how we’re deploying capital for CapEx.

Q - Philip Ng {BIO 16900434 <GO>}

Okay. All right. Appreciate all the color, guys.

Operator

Your next question comes from the line of Mike Roxland from Truist Securities. Please go ahead.

Q - Michael Roxland {BIO 16450546 <GO>}

Mark, Andy, Tim, congrats on the transaction.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Thanks, Mike.

Q - Michael Roxland {BIO 16450546 <GO>}

One quick question on regulatory issues, is there anything that we should be concerned about given some asset concentration? I think there seems to be some overlap in Spain, France and Italy or even here on the East Coast. So how are you thinking about any regulatory hurdles you may have to clear regarding asset concentration?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes, great question. Thanks, Mike. We don’t think there’s anything significant. It appears to us and our advisors that it would be minimal, if anything. So no concerns there on our part.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Q - Michael Roxland {BIO 16450546 <GO>}

Got you. And Tim, just to follow up quickly, I mean, do you think any divestitures may be required or I mean - or how do you think about - I mean, if it’s obviously not significant, but probably maybe some converting assets that may have to be closed or sold in order to get over the hurdle?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes, I mean, I’m not going to speculate on it, but like I said, we don’t think that there’s major regulatory issues, so nothing of significance.

Q - Michael Roxland {BIO 16450546 <GO>}

Got it. Okay. Perfect. Thank you. And then just one quick follow-up. In terms of the synergies, is the 92% of cost synergies largely driven by the increasing integration of the 500,000 to 600,000 tons?

A - Tim S. Nicholls {BIO 15388740 <GO>}

No, it’s not. I mean, that’s a piece of it and both from just reworking the supply chains and making sure that we’re serving box plants from the most logical, freight logical mills. But there’s overhead synergies that have been outlined and there’s also procurement savings that have been outlined. And then when you look at the mill footprints and the box plant footprints in terms of sharing best practices and making sure that we’re optimizing those facilities, that would be the balance of it.

Q - Michael Roxland {BIO 16450546 <GO>}

Got it. Thanks very much and good luck with closing the transaction.

A - Tim S. Nicholls {BIO 15388740 <GO>}

Thank you, Mike.

Operator

Your next question comes from the line of Gaurav Jain from Barclays. Please go ahead.

Q - Gaurav Jain {BIO 20455166 <GO>}

Hi. Good morning. Congratulations on the transaction.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Good morning.

Q - Gaurav Jain {BIO 20455166 <GO>}

A couple of questions from me. So in terms of timing, if I understand correctly, the UK Takeover Code, till seven days before DS Smith’s EGM, anybody can come and come in with a higher offer. Is that the correct understanding of the timing?

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International Paper Co (IP US Equity)

A - Tim S. Nicholls {BIO 15388740 <GO>}

Gaurav, I’m not sure about the seven days comment, but as I mentioned in an earlier answer to a question, the UK Takeover rules do not provide specific protection, deal protection for a bidder. So the important thing is, again, if you look at the context of a 2.7 Announcement, it qualifies under the term firm offer and this firm offer has been recommended to shareholders by the Boards of both companies.

Q - Gaurav Jain {BIO 20455166 <GO>}

Sure. Thank you. And the second question on DS Smith’s working capital. So they have a very favorable payable days, almost like 200 days and they’ve always said that they have some favorable terms from their suppliers, the paper mills. Now as you increase the integration rate, does it mean that there will be a working capital investment that needs to be done in the combined company?

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Yes, I mean, it’s - I think more to come on that. So one of the things that we’ll do as part of our synergies is look at how we source and how we procure and we’ll take all aspects of that in, in terms of not only price, but terms. So I think more to come on a future day.

Q - Gaurav Jain {BIO 20455166 <GO>}

Thank you so much.

Operator

Your next question comes from the line of Charlie Muir-Sands. Please go ahead.

Q - Charlie Muir-Sands {BIO 16294853 <GO>}

Yes. Good morning. Thanks for taking my questions. The revenue synergies are a small number, which obviously quite good that it’s so prudent. But can you talk about what’s behind that? And is this about offering more product in existing overlaps or do you think that there’s an opportunity, let’s say, more midterm that there’s a customer base out there that actually wants a transatlantic player that can offer a packaging solution on both sides of the Atlantic? Thanks.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Great question, Charlie. This is Mark Sutton. I think the transatlantic customer still buys corrugated packaging regionally and locally. So your value proposition needs to be that you can deliver that service platform and the actual package that’s needed locally. So where that’s valuable to a customer, they value a global supplier. But this is a local and regional business. So some of those revenue synergies really have to do with some specific opportunities we’ve discovered early on in our work together that we can use some technology that DS Smith developed, for example, in Europe and we can deploy that proactively to some of our customers in the U.S. That’s where we really see the beginning. But longer term, we feel like we will have an offer for the transatlantic global, multinational customers that value that. We will have an offer that brings the best of both types of packaging designs.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

And just recall and remember, the supply chains are quite different in North America and in Europe. So what ends up working for the same customer in Europe may be not effective in the North American supply chain or vice versa. But we have learned through some of our experience in IP’s European business, for example, where we have a heavy Southern European focus in fresh food, some of the technologies and business model, machinery model we pioneered in Europe, we brought that back to the U.S., and it’s really helped our position in the U.S. fresh fruit and vegetable business. So we see a lot of opportunities that are not captured right now in synergies. That’s why the revenue synergies are small. But what’s in there is specific items we saw that we could do and think we can do right away.

But it’s - the beauty of this business is, even though it’s transatlantic discussion, it’s really about local execution. It’s a distributed business that matters at the local level. The box plant is very close to the customer, who is going to use the box. And it allows us to build competitive advantage market-by-market-by-market in both Europe and the U.S.

Q - Charlie Muir-Sands {BIO 16294853 <GO>}

That’s very clear. Thank you. And just my follow-up question, you obviously helped explain the level of increase in integration in the U.S., the 500,000 to 600,000 tons and the overall pro forma 90% position. Just in Europe today, can you remind me what International Paper position is? I think maybe you’re a net buyer of test lineup?

A - Mark Stephan Sutton {BIO 15908216 <GO>}

We are a net buyer. We invested a few years ago in a conversion of world-class newsprint mill in Spain, in Madrid, Spain. That helped us lower the amount of net buyer position that we had. So we have a very new world-class recycled containerboard mill in Spain, but we are still a net buyer. And I think part of what Tim was describing, Tim Nicholls, our CFO on this whole integration, it’s partly integrating capacity for virgin liner that we have in the U.S. to the DS Smith system, but it’s also integrating within Europe in a more logical freight and logistics effective way. So DS Smith has, for example, Kraft Liner in Portugal and there could be better ways to deploy that Kraft Liner versus what we’re doing now with U.S. Kraft Liner going into our Southern Europe operations. So we’ve identified bottoms up, as Tim said, with the synergies qualified by our auditors specific items that we know that we can execute because it’s under the control of the two companies.

Q - Charlie Muir-Sands {BIO 16294853 <GO>}

Fantastic. Thank you.

Operator

Your next question comes from the line of Brian Morgan from Morgan Stanley. Please go ahead.

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International Paper Co (IP US Equity)

Q - Brian Morgan {BIO 16164170 <GO>}

Hello and thanks very much for the time. Just wondering on the break fees, notice in the release that IP is liable for break fees. It doesn’t look like DS Smith is. Maybe correct me on that if I’m wrong. I’m no expert, but aren’t break fees normally bilateral?

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Brian, it’s a great question. Under the UK Code, they’re not bilateral. If you have any break fees, they’re just one way. UK Code is really designed to kind of aid in the sense of a process like this the company that’s being acquired, so this is normal in the UK Code. And those numbers that are in the 2.7 Announcement that you referenced are below what you would consider the norm in a transaction of this size. So we feel like they’re very fair, and if you read what they apply to, it’ll be pretty clear, but this is common and customary and required by the UK Code.

Q - Brian Morgan {BIO 16164170 <GO>}

Thank you.

Operator

Your next question comes from the line of Mike [ph] Weintraub from Seaport Research Partners. Please go ahead.

Q - Mark Weintraub {BIO 1541025 <GO>}

Thank you. Just first I just want to clarify, so the integration of the 500,000 to 600,000 tons, is that simply shipping Kraft Liner from the U.S. to Europe to fulfill needs in the DS Smith system or are there other things going on in that number?

A - Tim S. Nicholls {BIO 15388740 <GO>}

No, that’s right, Mark. This is Tim. That’s correct.

Q - Mark Weintraub {BIO 1541025 <GO>}

Can you just sort of kind of walk through maybe the magnitude of those savings and why that would be so positive? I would have thought that you could buy liner in Europe pretty inexpensively now, but obviously you guys have a much better view on the world than I do in terms of being able to answer that. So how do you get that to be a significant benefit in this type of a market?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes. So it’s a great point, but it’s more than just today. So it’s a view of how the synergies would ramp in over a period of time under changing circumstances and then it’s risk-adjusted based on that.

Q - Mark Weintraub {BIO 1541025 <GO>}

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International Paper Co (IP US Equity)

Got it. So more of a normalized view of -

A - Tim S. Nicholls {BIO 15388740 <GO>}

Right.

Q - Mark Weintraub {BIO 1541025 <GO>}

Understood. Okay. And then second, just on the return on invested capital, given that you would anticipate getting two-thirds of the synergies run rate basis by the end of the second year, I’m kind of surprised that it would take as long as getting to the end of year three until you were at above average cost of capital from a return basis?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes. I mean, that’s the way we’ve modeled it. We’re certainly going to be pushing to go faster and harder than that, and I take your point, but that’s the way it’s modeled currently.

Q - Mark Weintraub {BIO 1541025 <GO>}

Okay. And maybe we can get more specificity as time goes by. But one last one, if I could, just because I’ve had lots of people asking me this and this is for you, Andy. In the press release that came out on, I think, your follow-up comments, you had mentioned that you were allowed to be engaged in the process upon being selected as the next CEO I think was the language. I mean, we learned about you being selected as the next CEO March 19. So were you - did you become involved in the conversation as of around March 19 or had you been involved in the conversation significantly before that?

A - Andy Silvernail {BIO 16629340 <GO>}

So before that, but appropriately, right, you’ve got to be very careful with terms of roles and responsibilities and when you’re brought in as an advisor because as everybody said, the Takeover Code is pretty specific, and so we were appropriate with that. But as I had a chance to jump into this, right, I mean, it’s pretty compelling when you just across the board, everything you’ve seen here from strategic rationale through the risk adjusted synergies to what I would call very low integration risk, given the geographies, and as Mark said, given the fact that this is really a local and regional business. So I feel great about what we have strategically, operationally, and ultimately how it’s going to deliver value.

Q - Mark Weintraub {BIO 1541025 <GO>}

And I completely understand that you’re looking at the situation and you’re excited about the situation, that makes total sense. I guess I’m just trying, in terms of processes, this is obviously a big transaction and just trying to confirm how aware you were of this was happening at the time you had basically, yes, I’m going to be CEO of International Paper?

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Andy Silvernail {BIO 16629340 <GO>}

I felt very comfortable, very comfortable.

Q - Mark Weintraub {BIO 1541025 <GO>}

Okay. Thank you.

Operator

Your next question comes from the line of Cole Hathorn from Jefferies. Please go ahead.

Q - Cole Hathorn {BIO 20614931 <GO>}

Good morning. Thanks for taking my question. I’d just like to follow up on the synergy number. I know you mentioned that there would be - you see, limited synergies, but I suppose you’re going to have to go through the antitrust reviews, et cetera. And I’m just wondering, when you look at that synergies number, where do you see the greater risks to that number? Is it a case of having to divest one or two box plants in Europe? I imagine that’s quite small. When Europac and DS Smith combined, I believe IP took on two. So I imagine the dissynergies there would be quite small. But wondering around the synergies in the U.S. or if you’re not able to integrate 500,000 to 600,000 tons, you re-evaluate later that it’s better to procure paper in Europe. I’m just trying to play in my mind how you’ve thought about those scenarios.

A - Tim S. Nicholls {BIO 15388740 <GO>}

Thank you, Cole. That’s a good question. So this is Tim Nicholls, by the way. So like I said earlier, we don’t believe there are significant regulatory issues. But it’s important to keep in mind that the synergy number that we have shared is sensitized risk adjusted by an independent third party. And so I don’t see it as being material in almost any scenario at all. And the Board is not - the Board integration is not one of the major drivers of value. There are other things that are there, so I don’t see that as an issue.

Q - Cole Hathorn {BIO 20614931 <GO>}

Thank you. And then maybe just following up on any commentary you could give beyond this, you’re getting a number two position in European box making if you take this - if the transaction is successful. I’m just wondering how you’re thinking about Europe medium term? How you think about the opportunities there for kind of bolt-on because even though you’re integrating DS Smith it would still probably be a fairly short paper within Europe?

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Tim S. Nicholls {BIO 15388740 <GO>}

Look, Cole, I think that’s a great question, but probably just a little bit premature in terms of what would be after this integration. If you look at the slides that Andy covered, just a quick view of our combined asset base and market coverage. The combined company has got a very good density in really important corrugated markets and there’s less density in the DS Smith Northern Europe in those areas, but those markets are not huge. So on a relative basis to what supplies there, this puts us in a really good position and the combined company is not full on the converting side. So there’s opportunity with existing asset bases to grow with the market.

I think the other unique opportunity that we have is this business is really based on fiber security and innovation with fiber and many years ago DS Smith I think made a very good decision to stay involved in the recycling industry, where they have a certain amount of influence and control over their inflow of fiber. The analogy to that is International Paper in the U.S. having strategic wood procurement and recovered fiber operations. We have the largest recycling business in the U.S. and DS Smith has the largest recycling business in Europe. So from the beginning of the product life cycle, which is the fiber, the renewable fiber, both companies have a lot of science, a lot of innovation that we think we can bring to bear as we learn how to engineer packaging in some ways across markets.

We also know, because we’ve been in Europe on a smaller scale, but it’s still $1.5 billion turnover business. We’ve been there since the 1960s and we know that the European trends around sustainable packaging typically are ahead of the North American trends, and so a lot of things we learn in Europe we end up seeing here. It’s usually a customer pull. There are opportunities to be proactive with that with customers where we learn something in the European market and we bring it to the U.S. market customer ahead of them asking for it and we find customers view that as very valuable.

Q - Cole Hathorn {BIO 20614931 <GO>}

Thanks. And then, sorry, just allow one follow-up is, I know you’re planning to integrate some of those volumes into the DS Smith business. How will that impact your kind of wider export tonnages to the rest of the region? I mean I imagine you’ll prioritize the DS Smith business, but I’m just wondering if that has an impact where you kind of reduce your exposure to some of the other global regions?

A - Tim S. Nicholls {BIO 15388740 <GO>}

We would definitely prioritize the percentage of our containerboard, which typically has averaged anywhere from 10% to 12% of our capacity for Kraft Liner has been to the export markets that use Kraft Liner, almost equally split between Latin America, Europe and Asia. This would definitely be the priority, because we view it as the value chain to the customer. That’s our priority always. So as an example, in our North American business, the most valuable profitable chain is our containerboard through our own box plants to our customers that we have the relationship with. We have similar relationships with the amount we export. A portion of that is to the International Paper box plants, and a portion of that is to long-term strategic customers. But there is a certain amount that is traded in markets around the world without that strategic connection. We will be much better off from a profitability standpoint putting that through the DS Smith system where the customer is captive to DS Smith.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Q - Cole Hathorn {BIO 20614931 <GO>}

Thank you.

Operator

Your next question comes from the line of Gabe Hajde from Wells Fargo. Please go ahead.

Q - Analyst

Hi. This is Alex on for Gabe. I think I saw the view here. My first question was just taking into account for the strategy on integrating DS Smith assets here. Maybe can you just talk about what your plans will be to improve your industrial packaging margins in America, and maybe what resource will be necessary to improve those margins here?

A - Mark Stephan Sutton {BIO 15908216 <GO>}

The North American margins I think are the question. And as you may recall from our last couple of earnings calls, we’ve outlined, and Andy mentioned it on his remarks - in his remarks this morning, but our North American go-to-market strategy, we’ve refined that post the pandemic inflationary environment, which aid into our margins. We’ve developed a different go-to-market strategy to improve profitability. As I reported at the end of the fourth quarter when we did our full year and fourth quarter call, we called out about almost $70 million of improvement that’s due to show up and is showing up in the first quarter of this year. So that go-to-market strategy has got traction now. It’s a combination of investments in our plant and equipment in the box plants, getting the new workforce that came through post the pandemic environment up to speed from a productivity standpoint, and then improving our offering and our profitability with individual types of customers through both pricing, mix, and cost reductions in the supply chain, all of those are working and are underway.

And it’s very important and I appreciate the question, it’s a different group of people that are driving that strategy than will be working on the integration of DS Smith. So we believe we have the people, resources, capital investment and customer relationships in North America to get our margins back to the levels that we know that we can be at, that we were at, and successfully integrate this opportunity. Both of those together create an exciting long-term picture for International Paper as a premier packaging company, which we have been working toward, as Andy said, for several years to get the balance sheet and the portfolio in the position to really be a packaging company.

Q - Analyst

Got it. Thank you. And one follow-up question. So we’re kind of surprised we didn’t hear much on the containerboard lightweight. Was this a motivation for the deal? And maybe can you just talk in terms of why maybe IP hasn’t been as successful in developing their best lightweight containerboard product?

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Mark Stephan Sutton {BIO 15908216 <GO>}

You kind of faded out. If you could repeat the part about the containerboard. I didn’t hear what you said.

Q - Analyst

Oh, yes. I was just asking, so we haven’t heard much on the lightweight containerboard product.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Okay. Got it.

Q - Analyst

Yes.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Yes, thank you. So lightweight containerboard, we developed some lightweight virgin containerboard. We make it at our Pensacola mill. It’s the lightest weight virgin paper. In the recycled paper in North America, our asset base is more medium-weight recycled, and it’s high-quality recycled, meaning it’s using almost 100% recent or new old corrugated containers. In Europe, that mill I mentioned that we converted from newsprint in Madrid is world-class lightweight recycled high-quality containerboard. But that is a perfect example of the evolution that IP will go through in the future as our containerboard system gets modernized and adjusted over time in North America.

We clearly see the need as we add or improve any of our existing capacity, it will have an element of making lighter weight containerboards to go into box design. So we haven’t pushed it because we are responding to market needs and customers’ needs. And as I mentioned, the supply chains in the U.S., they will change over time, but a lot of the supply chain still requires packaging to perform in a variety of ways through warehouses shipping, and so some of the lighter weight packaging hasn’t been deemed to work properly by customers and other segments is perfectly fine, like e-commerce and others where there’s not a lot of stacking issues and all of those things. So we’re going to be continuing to work on that at the right pace, but we have a tremendously valuable lightweight virgin product out of Pensacola. We have a few other lighter weight product offerings through our North American system, and I would say the Madrid mill has some of the best lightweight containerboard available anywhere in the world.

Q - Analyst

All right. Thank you. And just one last question on the synergies. I was just wondering, the 33% target for year one for the total $514 million that you’ve laid out here, is there anything in terms of, A, is it market dependent, or B, anything that could kind of change that target or the synergy amount as we think about the region?

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Mark Stephan Sutton {BIO 15908216 <GO>}

The synergies, as you look at the synergies that are outlined in the announcement and they’re broken down by percentages, over 90% is cost synergies, as we discussed earlier, and when you look at the first-year synergies, it’s really not market-dependent. It’s not - they’re not revenue synergies, so they’re not dependent on a market recovery or a demand recovery, although we’re seeing that in both markets. These are cost-related synergies that we should have some autonomy relative to the market to get those synergies, especially the first year synergies.

Q - Analyst

Thank you.

Operator

And your final question today comes from the line of James Twyman from Prescient. Please go ahead.

Q - James Twyman {BIO 20147850 <GO>}

Yes. Thank you very much. Yes, my first question is just in terms of comparing the DS Smith business in Europe with your business in Europe in terms of the relative profitability. Is there an opportunity there to improve the IP business in terms of the skills that DS Smith has?

A - Mark Stephan Sutton {BIO 15908216 <GO>}

I think the answer to that is yes, both on the commercial skills and innovation skills, but also the value proposition to customers. When you have better density and you can provide more product in more regions, even though a lot of the customers are specific to a country, many of them have operations in multiple countries, and where our business has some gaps, DS Smith is there in those places. So we think the innovation component as well as the density of packaging plants to offer to customers in multiple regions will definitely help our business. We will be viewed by customers differently, the IP legacy business will be viewed differently by customers as a result of this combination than we are today and that will be a positive.

Q - James Twyman {BIO 20147850 <GO>}

Thank you very much. And just a quick follow-up, you’ve got overhead synergies of $170 million. Now given you’re keeping much of the head office, where would we expect to see a lot of that because it’s a pretty big number?

A - Tim S. Nicholls {BIO 15388740 <GO>}

Yes, there’s other locations for consolidation and really the focus is on redundancy where you just don’t need to have a position, so it will be mixed across various locations in terms of how they’re captured.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

Q - James Twyman {BIO 20147850 <GO>}

Thank you.

Operator

(Operator Instructions) And you have a question from Cole Hathorn from Jefferies. Please go ahead.

Q - Cole Hathorn {BIO 20614931 <GO>}

Thanks for taking the follow-up. Maybe just a follow-up on integration of containerboard over time from kind of the U.S. Kraft Liner coming across to Europe. I mean over the years, Europe has added a little bit more Kraft Liner capacity, it’s gone from a net importer to kind of broadly balanced. If you start to export a good chunk into the DS Smith business, you obviously secure your volumes, but you’re going to displace someone else. Do you feel like there’s any risk that, that displaced volume could find its way into the North America system or is it just so much less likely considering there’s such a small amount of independence in the U.S.? Thank you.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Well, Cole, it’s a great question. But if you just - our view, if you just look at the numbers, Europe is closer to balance, but still short on Kraft Liner. Why is Kraft Liner is made in the North and the use is in the South. And it’s above 4 million tons, we already ship a fair amount to Europe, so redeploying that isn’t net new tonnage. There’ll just be some supply changing hands. And so for a few hundred thousand tons on a market that’s over 4.5 million, 5 million tons, not a huge concern for us, and on the U.S. market, it’s a 40 million ton market. So if incremental European Kraft Liner found its way to the U.S., which is logistically challenging, we don’t see that as a significant concern or market mover.

Q - Cole Hathorn {BIO 20614931 <GO>}

Thank you.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Thanks, Cole.

Operator

Your next question comes from the line of James Twyman from Prescient. Please go ahead.

Q - James Twyman {BIO 20147850 <GO>}

Yes. Thank you for the follow-up opportunity. Could you give us a rough idea of the sort of relative sizes of the different businesses you have in terms of the importance of each country? And secondly, do you own any DS Smith shares? Thanks.

FINAL TRANSCRIPT	2024-04-16
International Paper Co (IP US Equity)

A - Mark Stephan Sutton {BIO 15908216 <GO>}

We don’t own any DS Smith shares, that’s an easy answer, and I guess you’re asking about European by country. So International Paper, and again, it was maybe hard to see, but on the map that Andy covered on his slide, you can see we’re basically focused in the Iberian Peninsula. We have a market-leading position in North Africa and Morocco, but our strongest position is in Spain, and then Italy and France would be next, and then we have the position that we have in Morocco really as an extension of the fresh fruit and vegetable franchise that we have that provides product for the population centers in the rest of Europe. So those are the countries that are most important to the International Paper business and that’s where we focus our efforts. That’s where any Kraft Liner we send from the U.S. ends up in those markets.

Q - James Twyman {BIO 20147850 <GO>}

Thank you very much.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Thank you, James.

Operator

And at this time, there are no further questions. I’d now like to turn the call back over to Mark Sutton for closing comments.

A - Mark Stephan Sutton {BIO 15908216 <GO>}

Thank you, everyone, for your time today. Again, I’m highly confident that a combination with DS Smith will create significant value for our shareholders and we look forward to working with the DS Smith team on the next steps. So I wish all of you a good rest of the day and thanks again for joining us.

Operator

Once again, we’d like to thank you for participating in today’s webcast discussing the Combination of International Paper and DS Smith. You may now disconnect.

This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided “as is”, without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2024, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking” statements concerning future events and financial performance. All statements other than statements of historical fact or relating to present facts or current conditions are forward-looking statements, including any statements regarding guidance and statements of a general economic or industry-specific nature. Forward-looking statements give International Paper’s current expectations and projections with respect to the financial condition, results of operations, business and certain plans and objectives of International Paper.

These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. These statements are based on assumptions and assessments made by International Paper in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate, and therefore are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied by those forward-looking statements.

Forward-looking statements often use forward-looking or conditional words such as “anticipate”, “target”, “expect”, “forecast”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “will”, “continue”, “may”, “can”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) the ability of International Paper and DS Smith to consummate the combination in a timely manner or at all; (ii) the satisfaction (or waiver) of conditions to the consummation of the combination; (iii) adverse effects on the market price of International Paper’s or DS Smith’s operating results, including because of a failure to complete the combination; (iv) the effect of the announcement or pendency of the combination on International Paper’s or DS Smith’s business relationships, operating results and business generally; (v) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (vi) business and management strategies and the expansion and growth of the operations of the International Paper group or the DS Smith group; and (vii) the effects of government regulation on the business of International Paper or the DS Smith group. There are many factors which could cause actual results to differ materially from those expressed or implied in forward looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

These forward-looking statements are not guarantees of future performance and are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. By their nature, these forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. All subsequent oral or written forward-looking statements attributable to International Paper or DS Smith or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither International Paper nor DS Smith undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

International Paper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, contains additional information regarding forward-looking statements and other risk factors with respect to International Paper.

Additional Information

This document may be deemed to be solicitation material in respect of the combination, including the issuance of new shares of common stock of International Paper, par value $1.00 per share (the “Share Issuance”) in connection with the combination. In connection with the Share Issuance, International Paper expects to file a proxy statement on Schedule 14A, including any amendments and supplements thereto (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”). To the extent International Paper effects the combination as a scheme of arrangement under the laws of the United Kingdom, the Share Issuance would not be expected to require registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that International Paper determines to conduct the combination pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the Share Issuance. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNATIONAL PAPER, THE COMBINATION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by International Paper with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by International Paper with the SEC at https://www.internationalpaper.com/investors.

Participants in the Solicitation

International Paper and its directors, officers and employees, including Christopher M. Connor, Ahmet C. Dorduncu, Ilene S. Gordon, Anders Gustafsson, Jacqueline C. Hinman, Clinton A. Lewis, Jr., Kathryn D. Sullivan, Anton V. Vincent and Ray G. Young, all of whom are members of International Paper’s board of directors, as well as Mark S. Sutton, Chief Executive Officer and Chairman of International Paper’s board of directors, and Timothy S. Nicholls, Senior Vice President and Chief Financial Officer may be deemed participants in the solicitation of proxies from International Paper’s stockholders in respect of the combination, including the Share Issuance. Information regarding International Paper’s directors and executive officers is contained in (i) the “Directors,

Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the fiscal year ended December  31, 2023 of International Paper, which was filed with the SEC on February 16, 2024 and (ii) the “Item 1 – Election of 9 Directors,” “Compensation Discussion & Analysis (CD&A),” and “Security Ownership of Management” sections in the definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders of International Paper, which was filed with the SEC on April 2, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement relating to the combination when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and International Paper’s website at https://www.internationalpaper.com/investors.